UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2012

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	1-9927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3405 W. Dr. Martin Luther King Jr. Blvd, Suite 101
Tampa, Florida		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 5 2012, CompCare de Puerto Rico, Inc., a wholly-owned subsidiary of Comprehensive Care Corporation (“the Company”), entered into a Second Amendment (“the Amendment”) to the original agreement with MSO of Puerto Rico, Inc. to provide its health plan members mental health, substance abuse treatment, and pharmacy management services. The original agreement was filed as Exhibit 10.21 to Form 10-Q/A for the quarter ended September 30, 2010. Pursuant to the Amendment, the original contract term was extended to December 31, 2012 and the current contract rate for pharmacy management service was increased by approximately 11% effective January 1, 2012. The foregoing description is a summary of the Amendment and the transaction contemplated thereby. This summary does not purport to be complete and is qualified in its entirety by the complete text of the Amendment, which is filed as Exhibit 10.1 to the Current Report on Form 8-K as is incorporated herein by reference.

Item 8.01 Other Events.

On March 8, 2010, the Company issued a press release announcing the signing of the Amendment. A copy of the press release is attached herein as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1 Second Amendment to the Agreement for the Provision of Services with an effective date of March 1, 2012, by and between CompCare de Puerto Rico, Inc. and MSO of Puerto Rico, Inc. (On January 3, 2011, the Registrant was granted permission, until September 18, 2015, to not publicly disclose certain information deemed confidential in the original agreement that is modified by the Amendment that is the subject of this Current Report on Form 8-K. As such, the Amendment similarly excludes disclosure of certain information, indicated as [*] within this Exhibit. The confidential treatment order was granted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.)

99.1     Press Release, dated March 8, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

Date: March 8, 2012	By:	/s/ Clark A. Marcus
Clark A. Marcus
Chairman and Chief Executive Officer